Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Akebia Therapeutics, Inc. 2014 Incentive Plan, Keryx Biopharmaceuticals, Inc. 1999 Share Option Plan, Keryx Biopharmaceuticals, Inc. 2004 Long-Term Incentive Plan, Keryx Biopharmaceuticals, Inc. 2007 Incentive Plan, Keryx Biopharmaceuticals, Inc. Amended and Restated 2013 Incentive Plan, and Keryx Biopharmaceuticals, Inc. 2018 Equity Incentive Plan of our report dated March 12, 2018, with respect to the consolidated financial statements of Akebia Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 13, 2018